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                                                                    Exhibit 99.2


Data Critical Announces Management Changes as Part of Corporate Consolidation

BOTHELL, Wash.--(BW HealthWire)-- -- June 15, 2001--Data Critical Corporation (Nasdaq:DCCA), a leader in wireless communication in health care, announced
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several senior management changes in connection with its planned consolidation and move to the Los Angeles area.

Frank T. Sample, VitalCom group president and vice chairman of Data Critical, has resigned from management of day-to-day activities in connection with the planned consolidation. Sample will remain on the Data Critical board of directors and serve as non-executive vice chairman.

"Over the last several years Frank has provided tremendous leadership and strategic direction for VitalCom," said Richard Earnest, chief executive officer of Data Critical. "While he is stepping down from his role of managing daily operations for the VitalCom group to pursue other opportunities, as a member of our board he will stay involved in the strategic direction of our company and continue to contribute to our future success."

Sample joined VitalCom in October 1997 as president, chief executive officer and chairman of the company's board of directors. Under his leadership, the company was stabilized, a return to technical excellence was established, and a return on investment strategy for healthcare providers was developed. He also played a key role in the vision, development and introduction of VitalCom's market leading PatientNet system, a state-of-the-art wireless technology that capitalizes on the new FCC Wireless Medical Telemetry Service (WMTS) frequencies.

"I have enjoyed the exciting opportunity of helping form the new Data Critical," said Sample. "Given the relocation of the company to California, however, I have decided not to continue commuting or to relocate at this time. I do very much look forward to staying involved with the company as a board member and contributing to its creation as a significant industry player."

In addition, Bradley R. Harlow, senior vice president, business development and general manager of Paceart, has announced his intention to leave Data Critical as a result of the company's consolidation in the Los Angeles area. Harlow is expected to leave after an interim transition period during which he will provide strategic advice to Data Critical's Paceart cardiology group.

"Brad has contributed significantly to the success of Data Critical over the past four years, having held various positions in the company at an executive level," said Earnest. "He was particularly instrumental in bringing important relationships to the company that successfully elevated our distribution strategy with first-tier partners. We thank him for these significant contributions and wish him the very best in his new endeavors."

Harlow joined the company in July of 1997 as vice president and general manager. During his tenure, he built the company's first direct sales force and headed up company operations until mid-1999, during which time he played a key role in forming international distribution relationships. Harlow was also instrumental in Data Critical's acquisition of Paceart, which established the company's presence in the physician cardiology area.

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Data Critical also announced that Stephen E. Hannah will become the company's vice president of engineering. Previously, Hannah was vice president of research and development of VitalCom, responsible for overseeing engineering and research for VitalCom's products. In his expanded role as vice president of engineering, Hannah will oversee engineering and research for all of Data Critical's wireless systems. Hannah will report directly to Richard Earnest.

Data Critical received shareholder approval for its merger with VitalCom on June 7, 2001. VitalCom is a wholly owned subsidiary of Data Critical.

About Data Critical Corporation
Data Critical Corporation develops and distributes wireless and Internet systems for communicating critical health care data. The company offers StatView(TM), AlarmView(TM) and FlexView(TM), a line of wireless alarm notification products for hospitals. It also provides MobileView(TM) and ECGStat(TM), a line of wireless products for physicians as well as WebChart(TM) and PocketChart(TM). Data Critical's Paceart division is a leader in PC-based software for managing the care of cardiac patients with implanted devices. Paceart systems are used by more than 2,500 cardiologists across the U.S.

Data Critical's VitalCom develops PatientNet(TM), a real-time open and wireless patient information network. PatientNet is a wireless infrastructure technology capable of supporting up to 1000 patients and has been installed in more than 100 hospitals throughout the country. Data Critical has twenty-five partnerships with such industry leaders as Agilent Technologies, General Electric, Medtronic, Siemens and Welch Allyn. Additional information about Data Critical is available at www.datacritical.com.

Except for the historical information presented, the matters discussed in this press release include forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include those described in Data Critical's most recent filing with the SEC on Form 10-Q. Copies of Data Critical's public disclosure filings with the SEC are available from its investor relations department.

Contact:
Data Critical Corp.
Michael Singer, CFO, 425/482-7000.
Laura Bridenback, 425/482-7114

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